Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our reports dated April 25, 2007, relating to the financial statements and financial statement schedule of Best Buy Co., Inc., and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s change, effective February 27, 2005, in its method of accounting for share-based payments) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Best Buy Co., Inc., for the year ended March 3, 2007.

Minneapolis, Minnesota
July 30, 2007